As filed with the Securities and Exchange Commission on August 1, 1996
                         Registration No. 333-4656

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                         AMENDMENT NO. 2 TO FORM S-3
                         Registration Statement Under
                          THE SECURITIES ACT OF 1933

                            MONACO FINANCE, INC.
              (Exact name of Registrant as specified in charter)
                                                   Colorado     84-1088131
                                (State or other jurisdiction     (IRS Employer
                     of incorporation or organization)     Identification No.)

370  17th  Street,  Suite  5060
Denver, Colorado 80202     (303) 592-9411
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices and intended principal place of business)
Irwin  L.  Sandler,  Executive  Vice  President
370  17th  Street,  Suite  5060
Denver, Colorado 80202     (303) 592-9411
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                             Jay W. Enyart, Esq.
                            Brega & Winters, P.C.
                       1700 Lincoln Street, Suite 2222
                           Denver, Colorado  80203
                       (303) 291-7061 or (303) 866-9400
                             Fax: (303) 291-7071

       Approximate date of commencement of proposed sale to the public:
           As soon as practicable after the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest  reinvestment  plans,  check  the  following  box.    X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.    ___    ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE




                                                   Proposed
                                                   Maximum          Proposed
                                     Amount       Aggregate         Maximum          Amount of
Title of Shares                       to be         Price          Aggregate       Registration
to be Registered                  Registered(1)  Per Unit(2)   Offering Price(2)        Fee
- --------------------------------  -------------  ------------  ------------------  -------------

Class A Common Stock, $.01
par value, underlying 7%
Convertible Subordinated
Notes                                  584,795   $      6.125  $     3,581,869.00  $   1,119.33*
- --------------------------------  -------------  ------------  ------------------  -------------
Class A Common Stock
underlying Placement
Warrants                               117,500   $      6.750  $       793,125.00  $    273.49**
- --------------------------------  -------------  ------------  ------------------  -------------
Class A Common Stock, $.01
par value, underlying 12%
Convertible Senior
Subordinated Notes                   1,250,000   $      3.030  $     3,787,500.00  $    1,306.03
- --------------------------------  -------------  ------------  ------------------  -------------
Class A Common Stock, $.01
par value, underlying option to
purchase 12% Convertible
Senior Subordinated Notes          1,666,667(3)  $      3.030  $     5,050,001.01  $    1,741.38
- --------------------------------  -------------  ------------  ------------------  -------------


*          Registration  fee  paid  in  connection  with  Registration  Statement  No. 33-63954.
**          Registration  fee  paid  in  connection  with  Registration  Statement No. 33-97976.

(1)       Subject to adjustment pursuant to the anti-dilution provisions as allowed by Rule 416.

(2)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule
457(c).    The average of the high and low prices as quoted on the Nasdaq National Market System on  April  26,  1996,  pursuant  to  Rule  457(c).

(3)      The conversion price will be established as of the date of exercise of the option.  The assumed  conversion  price  is $3.00 per share, the closing price of the Class A Common Stock on
April  26,  1996.



PURSUANT TO RULE 429, THIS REGISTRATION STATEMENT ALSO RELATES AND IS DEEMED TO BE A POST-EFFECTIVE AMENDMENT (I) WITH RESPECT TO REGISTRATION STATEMENT NO. 33-63954 COVERING 584,795 SHARES OF CLASS A COMMON STOCK UNDERLYING 7% CONVERTIBLE SUBORDINATED NOTES; AND (II) WITH RESPECT TO REGISTRATION STATEMENT NO. 33-97976 COVERING 117,500 SHARES OF CLASS A COMMON STOCK UNDERLYING PLACEMENT WARRANTS.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Sec-tion 8(a) of the Securi-ties Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.
                    Subject to Completion by July 17, 1996


           The date of this Prospectus is ___________________, 1996

                    Subject to Completion, August 1, 1996
             The date of this Prospectus is _______________,1996
                             MONACO FINANCE, INC.
                             CLASS A COMMON STOCK
                               ($.01 PAR VALUE)

               THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING AT PAGE 3.

     This  Prospectus  relates  to  877,193  shares  of  Class  A Common Stock registered for sale by certain purchasers (the "7% Noteholders") of the Company's 7% Convertible Subordinated Notes (the "7% Notes") due March 1, 1998, sold by the Company in a private placement on March 15, 1993. The 7% Notes are convertible by the 7% Noteholders anytime prior to maturity into the Class A Common Stock at a conversion price of $3.42 per share. This Prospectus also relates to 117,500 shares of Class A Common Stock issuable upon exercise of certain warrants issued by the Company to D.H. Blair & Co., Inc. ("Blair"), New York, New York, in connection with the private placement of the 7% Notes (the "Placement Warrants"). The Placement Warrants are exercisable at a price of $3.50 per share and expire on March 15, 1998. The Company will receive no proceeds from the conversion of the Notes into Class A Common Stock; however, the Company will receive proceeds with respect to and to the extent of the exercise of the Warrants. The 7% Noteholders and the holders of the Placement Warrants are identified herein under "Selling Security Holders."

     In addition, this Prospectus relates to 1,081,081 shares of Class A Common Stock registered for sale by certain purchasers (the "12% Noteholders") of the Company's 12% Convertible Senior Subordinated Notes (the "12% Notes") due January 9, 2001, sold by the Company in a private placement on January 9, 1996. The 12% Notes are convertible by the 12% Noteholders anytime prior to maturity into the Class A Common Stock at a conversion price, subject to adjustment, of $4.625 per share. The conversion price of the 12% Notes may be reduced to not less than $4.00 per share based on the market price of the Class A Common Stock in the five-day period following public announcement of the Company's second quarter 1996 earnings. Subject to shareholder approval, the conversion price will be fixed at $4.00 per share. In the event the conversion price is reduced to $4.00 per share, the 12% Noteholders will be entitled to 1,250,000 shares of Class A Common Stock upon conversion. See
"Description of Securities." The Company will receive no proceeds from the conversion of the Notes into Class A Common Stock. The 12% Noteholders are identified herein under "Selling Security Holders." The 7% Noteholders and 12% Noteholders may be collectively referred to herein as the "Noteholders."

     This Prospectus also relates to an indeterminate number of shares of Class A Common Stock underlying up to $5,000,000 in principal amount of 12% Notes (the "Additional 12% Notes") which may be purchased on or before January 9, 1998, by one of the 12% Noteholders or its designee(s)(the "Note Purchase Option"). The conversion price will be based on the market price of the Class A Common Stock on or about the date the Note Purchase Option is exercised. On June 28, 1996, the Note Purchase Option was conditionally exercised at a conversion price of $2 7/16 per share, the closing price of the Class A Common Stock on June 27, 1996. Subject to shareholder approval, the initial conversion price of the Additional 12% Notes will be fixed at $3.00 per share and the conditional exercise of the Note Purchase Agreement will be withdrawn.
 See "Description of Securities." The Company will receive the proceeds with respect to and to the extent of the exercise of the Note Purchase Option.

     The  Class  A  Common Stock is traded on the Nasdaq National Market under
the symbol "MONFA."  On      July 30,        1996, the last sale price for the
Class    A  Common  Stock  as reported by Nasdaq was       $1-11/16        per
share. It is unlikely the Placement Warrants or Notes will be exercised or converted until the market price of the Class A Common Stock is significantly greater than the applicable exercise or conversion prices.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -1-

                            AVAILABLE INFORMATION

     The  Company  is  subject  to  the  informational  requirements  of  the
Securi-ties Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commis-sion (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commis-sion's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Com-mission's Regional Offices in New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the
Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities
Act of 1933, as amended (the "Securities Act") and to which refer-ence is hereby made.

                     DOCUMENTS INCORPORATED BY REFERENCE

     The Company has provided, without charge, to each record holder of the 7% Notes, 12% Notes and the Placement Warrants a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995. The Company will also provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the other documents incorporated by reference herein (other than exhibits to such documents, un-less such exhib-its are specifically  incorporated  by  reference  into  the  infor-ma-tion  that  the
Prospectus  incorporates).    Requests  should  be  directed  to:

Monaco  Finance,  Inc.
370  17th  Street,  Suite  5060
Denver,  Colorado    80202
Telephone  number:    (303)  592-9411
Attention:    Irwin  L.  Sandler,  Executive  Vice  President

     The following documents filed with the Commission by the Company (File Number 0-18819) are hereby incorporated by reference into this Prospectus:

            1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended by Form 10-KSB/A dated April 26, 1996, and July 17, 1996;

            2. The Company's Current Reports on Form 8-K dated January 9, 1996, March 5, 1996, and June 28, 1996; and

            3. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as amended by Form 10-QSB/A dated July 17, 1996.

     All documents filed with the Commission by the Company pur-suant to Sec-tions 13(a), 13(c), 14, or 15(d) of the Exchange Act subse-quent to the date of this Prospectus and prior to the ter-mination of the offering registered hereby shall be deemed to be incorpo-rated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any state-ment contained in a document incorporated or deemed to be incor-porated by reference herein shall be deemed to be modified or superseded for purposes of this Pro-spectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modi-fied or supersed-ed shall not be deemed, except as so modified or superseded, to con-stitute a part of this Prospectus.

- -2-

                            THE COMPANY

     The Company is engaged in the business of providing alternative financing programs primarily to purchasers of new and used motor vehicles who do not qualify for traditional sources of financing due to low income level and/or adverse credit history. The Company commenced operations in June 1988. The Company acquires retail automobile and light truck installment sales contracts (the "Contracts") from selected automobile dealers (the "Dealers" or the "Dealer Network"). The Company also originates and acquires Contracts through the sale of automobiles at three Company-owned retail used vehicle sales locations in the State of Colorado. The Company terminated the retail used vehicle sales operation effective May 31, 1996. Through March 31, 1996, the Company's loan portfolio consisted of approximately $60 million in principal amount of Contracts, a substantial portion of which has been pledged as collateral pursuant to various financing arrangements to which the Company is a party.

     The Company has developed a variety of financing programs and continues to expand its automobile Dealer Network. The Company is currently engaged in automobile financing activities in Arizona, California, Colorado, Florida, Georgia, Idaho, Iowa, Maryland, Mississippi, Missouri, Nevada, New Mexico, North Carolina, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wyoming.

     The address of the Company is 370 17th Street, Suite 5060, Denver, Colorado 80202, telephone (303)592-9411.

                           RISK FACTORS

     These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in this Prospectus, the following:

     DEPENDENCE UPON ADDITIONAL CAPITAL TO EXPAND OPERATIONS. The Company's business has been and will continue to be cash intensive. Capital is required primarily to purchase Contracts from the Dealer Network. The net proceeds from any exercise of the Placement Warrants and the Note Purchase Option will be used for working capital and general corporate purposes, including repayment of debt, origination and purchase of additional Contracts and, if required, the hiring of additional personnel to support expanded operations. Further expansion of the Company's business and the Company's longer-term liquidity requirements may require additional borrowings or other funding. There can be no assurance that such additional financing will be available to the Company, or if available, on terms satisfactory to the Company.

     RELIANCE  ON  DEBT  FINANCING.    Since  inception,  in  addition  to
shareholders' equity, the Company has financed its capital requirements using debt from a variety of sources including commercial banks and other institutional investors. The Company's principal source of such capital as of June 30, 1996, consists of a warehouse line of credit, allowing issuance, under certain circumstances, of automobile receivable-backed notes of up to $150 million, of which approximately $53.2 million has been drawn. The warehouse line of credit is secured by Contracts in face amount equal to approximately 80% of the amount drawn. Other than the pledged Contracts, the line is non-recourse to the Company. Senior subordinated debt, convertible subordinated debt and cash flow from operations also provide capital. The ability of the Company to receive additional advances on the warehouse credit facility and to secure new financing sources is dependent upon compliance with loan covenants and other factors. Based on current operations, management believes the Company is in full compliance with the requirements of the warehouse line of credit and will be able to draw additional amounts thereunder. However, failure to meet the requirements for additional draws and/or to obtain new sources of financing would have a material adverse effect on the ability of the Company to expand its operations.

     SUBSTANTIAL LOSSES AND EFFECT OF DISCONTINUANCE OF CAR MART OPERATIONS. During the fiscal year ended December 31, 1995, and the three months ended March 31, 1996, the Company sustained losses of $1,341,095 and $487,695, respectively. Of this amount, approximately $1,878,498 and $93,900, respectively, was in connection with discontinued operations relating to the Car Mart retail used car lots. For the same periods, income (loss) from continuing operations was $537,403 and $(393,795), respectively. During the second quarter of fiscal 1996, the Company expects to report approximately $250,000 of pre-tax losses in connection with discontinued operations. The Car

- -3-

Mart retail used vehicle operations were closed effective May 31, 1996. In 1995, the Car Mart operations generated approximately 23% of the Contracts financed by the Company. However, competition in the retail used car market resulted in reduced sale prices and, accordingly, lower margins on used car sales. In addition, the default rate with respect to certain Car Mart Contracts was higher than the default rate with respect to Contracts purchased from the Dealer Network. Management determined that the Company's best interests would be served by concentrating on its core business of acquiring and servicing sub-prime Contracts purchased from its Dealer Network. Operating expenses were approximately 56%of revenue for fiscal 1995 and increased to approximately 65% of revenue for the first quarter of fiscal 1996. During 1995, the Company expanded its staff and other services so as to be able to support increased Contract acquisitions and to service its growing Contract portfolio. However, factors, including, but not limited to, termination of the Car Mart operations have reduced the volume of Contracts acquired by the Company. Since management anticipates that the volume of Contracts purchased from the Dealer Network will increase, the Company has continued to increase its operating costs. If the number of Contracts purchased by the Company does not increase significantly, losses will continue unless the Company reduces such costs.

     COST OF CAPITAL AND INTEREST RATE RISKS. A substantial part of the Company's operating revenues are derived from the spread between the interest income it collects on its contracts and the interest expense it pays on borrowings incurred to purchase and retain such contracts. As of December 31, 1995, and March 31, 1996, the Company's interest expense as a percentage of revenues was 26.3% and 32.6%, respectively. Net interest margin percentage, representing the difference between interest income and interest expense divided by average finance receivables, decreased from 17.1% in 1994 to 16.2% in 1995. The Company's capacity to generate earnings on its portfolio of contracts is dependent upon its ability to maintain a sufficient margin between its fixed portfolio yield and its floating or fixed cost of funds. In addition, losses from Contract defaults reduce the Company's margins and profits. In the event interest rates increase due to economic conditions or other reasons, resulting in an increase in the cost of borrowed capital, it is likely that the Company's spread will be reduced since the rates charged on the majority of its Contracts are already at the legal limits. If defaults on outstanding Contracts increase resulting in larger credit losses, the availability of outside financing (i) may diminish and (ii) may become more costly due to higher interest rates or fees. Either of these events could
have    an  adverse  effect  on  the  Company.

     RISK OF LENDING TO HIGHER-RISK BORROWERS. The market targeted by the Company for financing of the purchase of vehicles consists of individuals with low income levels and/or adverse credit histories but who fit within the underwriting parameters established by the Company indicating a probability that the borrower is a reasonable credit risk. The benefit to the Company is that higher-risk borrowers are not able to obtain credit from traditional financing sources and hence are willing to pay a relatively high annual percentage rate of interest. The risk to the Company is that the default rate for such borrowers is relatively high. Historically, management believes that the default rate experienced by the Company has been within satisfactory parameters. However, no assurance can be given that the default rate will not increase in the future. At December 31, 1995 and 1994, the blended default rate on Contracts held by the Company was 16% and 30% for Contracts originated in 1995 and 1994, respectively. However, the expected yield to the Company is more significant than the default rate. Contracts which, according to the Company's model, pose a higher risk of default will be acquired only if they have a relatively high contract rate of interest and/or purchase prices at a relatively high discount from face value in order to compensate for the increased risk.

     ADVERSE ECONOMIC CHANGES MAY INCREASE DELINQUENCIES. The majority of the individuals who purchase automobiles financed by the Company and other sub-prime finance companies are hourly wage earners with little or no cash
reserves.    In  most  cases,  the  ability  of such individuals to meet their required semi-weekly or monthly payment on their installment contract is completely dependent upon continued employment. Job losses generally will result in defaults on their consumer debt, including their contracts with the Company. An economic downturn or prolonged economic recession resulting in local, regional or national unemployment could cause a large increase in delinquencies, defaults and charge-offs. If this would occur, the Company's cash reserves and allowance for losses may not be sufficient to support current levels of operations if the downturn or recession were for a sustained period of time.

- -4-

     RISK OF DELAYED REPOSSESSIONS. The relatively high default rate on Contracts requires that the Company repossess and resell a substantial number of vehicles. After a default occurs, the condition of the vehicle securing the Contract in default generally deteriorates due to lack of maintenance or otherwise. The Company carefully monitors delinquencies and moves quickly to repossess, recondition and resell vehicles secured by Contracts in default so as to minimize its losses. Management believes that the historic recovery rate has been satisfactory. However, any delays in repossessions could decrease loan loss recoveries.

     POTENTIAL INADEQUACY OF LOAN LOSS RESERVES. The Company maintains a reserve to absorb anticipated losses from Contract defaults net of repossession recoveries. The allowance for credit losses, which anticipates losses based on the Company's risk analysis of historical trends and expected future results, is continually reviewed and adjusted to maintain the allowance at a level which, in the opinion of management and the Board of Directors, provides adequately for existing and, possibly, future losses that may develop in the present portfolio. However, since the risk model uses past history to predict the future, changes in national and regional economic conditions, borrower mix, competition for higher quality Contracts and other factors could result in actual losses exceeding predicted losses.

     EFFECT OF SUPERVISION AND REGULATION UPON COMPANY OPERATIONS. The Company's present and proposed operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations and, in most of the states in which the Company conducts business, limit the interest rates the Company is allowed to charge. While management believes that it maintains all requisite licenses and permits and is in substantial compliance with all applicable federal, state and local regulations, there can be no assurance that the Company will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on the operations of the Company, including severe monetary and other penalties. Further, the adoption of additional laws, rules and regulations could have a material adverse effect on the Company's business.

     POSSIBILITY OF UNINSURED LOSSES. The Company requires that all vehicles financed by it be covered by collision insurance. To reduce the risk that such collision insurance will lapse because of nonpayment of premiums, the Company monitors premium payments. When notification is received that a policy has lapsed, the Company immediately contacts the borrower by telephone and sends a letter indicating that failure to maintain insurance constitutes default under the borrower's Contract. If the borrower fails to secure insurance, the Company may repossess the vehicle. In addition, the Company has the ability to force place collision insurance should the debtor fail to pay insurance premiums resulting in cancellation of the debtor's insurance coverage. However, gaps in coverage on the vehicles could result in uninsured losses to the Company. For example, collision insurance, in the event of a total vehicle loss, generally will cover only for the fair value of the vehicle which often can be substantially less than the outstanding contract receivable. In addition, the Company may incur losses in situations where the borrower fails to make payments and the Company is unable to locate the car for repossession. Although the Company's losses to date in such cases have been minimal, there can be no assurance that this will continue to be the case.

     SUBSTANTIAL COMPETITION. In connection with its business of financing vehicle purchases, the Company competes with many well-established financial institutions, including banks, thrifts, independent finance companies, credit unions, captive finance companies owned by automobile manufacturers and others who finance used vehicle purchases (some of which are larger, have significantly greater financial resources and have relationships with established captive dealer networks). Any increased competition could have a material adverse effect on the Company, including its ability to acquire loans meeting its underwriting requirements.

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends largely on the efforts and abilities of senior management. The loss of the services of any of these individuals could have a material adverse effect on the Company's business. The Company maintains insurance policies in the amount of $2,000,000 each on the lives of Messrs. Ginsburg and Sandler for the purpose of funding the Company's obligation to purchase shares of its common stock beneficially owned by either of them upon death. The purchase obligation is limited to the insurance proceeds. The purchase price is the greater of book value or 80% of the average closing price of the Class A Common Stock for the 30 consecutive trading days commencing 45 trading days before the death of the

- -5-
insured. At March 31, 1996, the book value of the stock was approximately $3.19 per share, while the closing price of the stock on July 8, 1996, was $2 7/32 per share. As of that date, the Company's purchase obligation would have been less than $2,000,000 with respect to each of Messrs. Ginsburg and Sandler. Any excess insurance proceeds will be used for general corporate purposes, including replacement of the decedent. The Company also maintains a traveler's accidental death policy on the lives of Messrs. Ginsburg and Caukin in the amount of $1,000,000 each. The Company otherwise does not maintain key-man insurance upon the lives of its executive officers.

     EFFECT OF BOARD ACTION BY CONSENT. Under Colorado law, the board of directors of the Company may delegate certain of its powers to one or more committees. The Company's executive committee, which has broad powers to act on behalf of the Company, consists of Messrs. Ginsburg and Sandler. The members of the executive committee discuss Company matters on virtually a daily basis. Under Colorado law, the board of directors may act either at a duly convened meeting by the affirmative vote of a majority of the directors present at the meeting or by unanimous written consent signed by all directors. During the fiscal year ended December 31, 1995, the board of directors held no meetings and took action by unanimous written consent on nine occasions. Matters approved by unanimous consent in 1995 include appointment of officers; setting of the record and meeting dates for the 1995 annual meeting of shareholders; approval of financing matters; and authorization of the reduction of the exercise price of the Company's publicly-traded stock purchase warrants. Significant matters were informally discussed among the directors before the consents were signed. Since a consent to action does not afford the same degree of interaction as does a formal meeting of the board of directors, management expects that the Company in the future will take most significant board actions at duly convened meetings rather than by unanimous written consent.

     INSURANCE RISKS. The Company maintains comprehensive insurance of the type and in the amounts management believes are customarily obtained for businesses similarly situated, including liability insurance for used vehicles, sold, repaired or maintained by the Company. However, certain types of losses generally of a catastrophic nature are either uninsurable or not economically insurable. Any uninsured or partially insured loss could have an adverse economic effect upon the Company.

     VOTING POWER OF CLASS B COMMON STOCK. As of June 30, 1996, 1,311,000 shares of Class B Common Stock were issued and outstanding. These shares are held by Messrs. Ginsburg and Sandler and by another individual. They are identical in all respects to the Class A Common Stock except that the Class B Common Stock has three votes per share while the Class A Common Stock has one vote per share. The Class B Common Stock automatically converts into Class A Common Stock on a share-for-share basis upon transfer (excluding certain transfers for estate planning purposes) or upon death of the holder. As of June 30, 1996, holders of the Class A Common Stock owned approximately 76.6% of the aggregate issued and outstanding shares of Class A and Class B Common Stock, but had the power to cast approximately 58.9% of the combined votes of both classes. As of the same date, Messrs. Ginsburg and Sandler had the power to vote an aggregate of 820,500 shares and 490,500 shares of Class B Common Stock, respectively, and collectively had the power to cast approximately 41.1% of the combined votes of both classes. This effectively may constitute voting control of the Company.

     POTENTIAL NASDAQ DELISTING. In January 1996, the Company issued $5,000,000 in principal amount of 12% Notes convertible into a maximum of 1,081,081 shares of Class A Common Stock, subject to adjustment as provided therein. In addition, the Company concurrently agreed to sell up to
$5,000,000 in principal amount of Additional 12% Notes upon terms and conditions agreed to between the Company and the purchaser, but with a conversion price equal to the market price of the Class A Common Stock at or about the date of issuance of the Additional 12% Notes. See "Description of Securities." The Nasdaq Stock Market has taken the position that these transactions required shareholder approval. While management disagrees with this position, the Nasdaq Stock Market has agreed not to take any action so long as the transactions are submitted to and approved by the Company's shareholders at its 1996 Annual Meeting of Shareholders. Due to the fact that management controls approximately 41.1% of the combined voting power of the two classes of common stock, it is unlikely that the proposal will not be approved. However, if for any reason the proposal is not approved, then it is possible that Nasdaq could seek to delist the Class A Common Stock from the National Market System. The Company would vigorously oppose any delisting based on the grounds, among others, that the Nasdaq Stock Market exceeded its authority and that its regulations are vague and unenforceable. In any event, management believes that the Class A Common Stock would be eligible for trading on the Nasdaq Small Cap market.

- -6-

     EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company is authorized to issue up to 5,000,000 shares of preferred stock, no par value. The preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends and upon liquidation, conversion and redemption rights and mandatory redemption provisions pursuant to sinking funds or otherwise. No preferred stock is currently outstanding and the Company has no present plans for issuance thereof. However, any issuance of preferred stock could affect the rights of the holders of Class A Common Stock and therefore reduce its value. Rights could be granted to holders of preferred stock hereafter issued which could reduce the attractiveness of the Company as a potential takeover target or make the removal of management of the Company more difficult or adversely impact the rights of holders of Class A Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. As of June 30, 1996, the Company had 1,311,000 shares of Class B Common Stock outstanding which are convertible, on a share-for-share basis, into shares of Class A Common Stock. The shares of Class A Common Stock underlying the shares of Class B Common Stock will be, when issued, "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144, a person who has satisfied a two-year holding period may, under certain circumstances, sell within any three-month period a number of shares of Common Stock which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not an affiliate of the Company and who has satisfied a three-year holding period. The shares of Class A Common Stock issued upon conversion of the Class B Common Stock will be eligible for immediate sale under Rule 144. Sales of such stock in the public market could adversely affect the market price of the Class A Common Stock.

     EFFECT OF CONVERSION OF NOTES. As of June 30, 1996, 5,640,379 shares of Class A Common Stock, 1,311,000 shares of Class B Common Stock and 7% Notes convertible into an aggregate of 877,193 shares of Class A Common Stock were issued and outstanding. If the transactions with respect to the 12% Notes are approved by shareholders, if the option to purchase the Additional 12% Notes is exercised in full and if the entire $11,385,000 in principal amount of convertible notes which would then be outstanding is converted into Class A Common Stock, then the Company will be obligated to issue 3,321,637 shares of Class A Common Stock at an average exercise price of $3.43. Such shares, if they had been issued as of June 30, 1996, would have represented approximately 32.3% of the total number of shares of common stock outstanding and approximately 25.8% of the voting power of the common stock. If the transactions are not approved by shareholders, if the option to purchase the Additional 12% Notes is timely exercised, if the entire $11,385,000 in principal amount of convertible notes which would then be outstanding is converted into Class A Common Stock and if the exercise price of the 12% Notes is reduced to $4.00 per share, then the Company will be obligated to issue 3,706,253 shares of Class A Common Stock at an average exercise price of $3.07. Such shares, if they had been issued as of June 30, 1996, would have represented approximately 34.8% of the total number of shares of common stock outstanding and approximately 27.9% of the voting power of the common stock. Issuance of the shares upon conversion of the notes could result in dilution to earnings and book value per share of common stock and will substantially reduce the voting power of the common stock beneficially owned by Messrs. Ginsburg and Sandler.

     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. For the respective terms of the Placement Warrants and the options granted by the Company pursuant to the Company's stock option plans, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Class A Common Stock, with a resulting dilution in the interests of the other shareholders. Further, the terms on which the Company may obtain additional financing during those periods may be adversely affected by the existence of such securities. The holders of such securities may be expected to exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on more favorable terms.

     NO CASH DIVIDENDS. The holders of Class A and Class B Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. To date, the Company has not paid any cash dividends. The Board of Directors of the Company does not intend to declare any cash dividends in the foreseeable

- -7-
future, but instead intends to retain all earnings, if any, for use in the Company's business operations. The Company's credit facilities restrict or prohibit the Company from paying dividends. Accordingly, it is unlikely any dividend will be paid on the Class A Common Stock in the foreseeable future.

                        USE OF PROCEEDS

     The 877,193 shares and 1,081,081 shares of Class A Common Stock issuable upon conversion of the 7% Notes and 12% Notes, respectively, are being offered for the account of the Noteholders. The Company will not receive any proceeds from the conversion of the Notes into Class A Common Stock. However, conversion of the Notes will benefit the Company in that its indebtedness and corresponding interest expense will be reduced to the extent of any such conversions.

     The proceeds to the Company from the exercise of the Placement Warrants and the Note Purchase Option will be approximately $411,250 and $5,000,000, respectively, if all such warrants are exercised and the Note Purchase Option is exercised in full (of which there can be no assurance). The Company estimates that it will incur expenses of approximately $17,000 in connection with this offering. The Company intends to use any net proceeds from the exercise of the Placement Warrants and Note Purchase Option for working capital and general corporate purposes, including payment against existing credit lines, acquisition of Contracts and, if required, hiring of additional personnel to support expanded operations.

                        DIVIDEND POLICY

     The Company has never paid any cash dividends. The payment of such dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Board of Directors does not presently intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. The Company's credit facilities restrict or prohibit the Company from paying dividends. Accordingly, it is unlikely any dividend will be paid on the Class A Common Stock in the foreseeable future.

- -8-

               SELLING SECURITY HOLDERS

     The shares of Class A Common Stock underlying the Underwriter's Options, the Notes, the Note Purchase Option and the Placement Warrants are being offered by the Selling Security Holders identified in the following table.


          Number  of  Shares  to  be
     Number  of  Shares          Beneficially  Owned  on
     Beneficially  Owned          Completion  of  the  Offering



                                                        Number of
Name of Selling                                         Shares Being                         % of
Security Holder                    Record   Indirect    Offered           Record  Indirect  Class
- ---------------------------------  -------  ----------  ----------------  ------            ------
William Harris & Co.,
   Employee Profit Sharing Trust
   (5)                              33,478    175,439     208,917    (1)      --        --      -
Harris Foundation (5)               16,947         --      16,947    (1)      --        --     --
H.F.F. Partners (5)                     --    112,573     112,573    (1)      --        --     --
Roxanne H. Frank Trust dtd.
   3/16/94 (5)                      18,566     38,012      56,578    (1)      --        --     --
Couderay Partners (5)                  853     38,012       38,865   (1)      --        --     --
Virginia H. Polsky Trust dtd.
   8/5/94 (5)                           --     29,240      29,240    (1)      --        --     --
Jerome Kahn, Jr. Rev. Tr. dtd
   10/16/87 (5)                      7,603     11,695      19,298    (1)      --        --     --
Howard Phillips                    134,000  131,250(4)     46,250    (2)  70,000    85,000    4.2%
D.H. Blair Investment Banking
   Corp.                                --     46,250      46,250    (2)      --        --     --
Alfred Palagonia                        --     25,000      25,000    (2)      --        --     --
Black Diamond Advisors, Inc.            --  1,709,910   1,709,910 (3, 6)      --        --     --
Stephen H. Deckoff                      --     54,054      54,054    (3)      --        --     --
James E. Walker III                     --     54,054      54,054    (3)      --        --     --
BDC Partners I, L.P.                    --    183,784     183,784 (3, 7)      --        --     --
Lisa W. Zenni                           --     43,243      43,243    (3)      --        --     --
Heller Financial, Inc.                  --    341,201     341,201 (3, 8)      --        --     --
Guarantee Title & Trust Co.             --     54,054      54,054    (3)      --        --     --
TOTAL                                                         3,040,218


*  Less  than  1%.

(1)          Includes  shares  issued  or  issuable  pursuant  to  presently convertible 7% Notes.

(2)          Includes  shares  covered  by  presently  exercisable  Placement  Warrants.

(3)          Includes  shares  issued  or  issuable  pursuant  to presently convertible 12% Notes.

(4)        Excludes 25,000 shares and 50,000 shares underlying presently exercisable stock options and/or  warrants  issued  in  the names of Mr. Phillips' spouse and a trust or estate of which Mr.
Phillips  is  the  trustee  or  beneficiary,  respectively,  the  beneficial ownership of which is disclaimed  by  Mr.  Phillips.

(5)     Pursuant to a Schedule 13D filed on or about August 31, 1995, each of these persons may be deemed to be a member of a group pursuant to Rule 13d-3 under the Securities Exchange Act of 1934,
as  amended.   Each member of the group may be deemed to beneficially own shares of Class A Common
Stock  beneficially  owned  by  each  other  member of the group.  The number of shares of Class A
Common  Stock  beneficially  owned  by  all  members  of  the  group  aggregates  482,418.

- -9-

(6)        The information contained in the table and in this footnote and footnote (7) is derived from  a Schedule 13D dated April 4, 1996, filed by Black Diamond Advisors, Inc. ("BDA") and others with  the  Securities  and  Exchange  Commission  with  respect  to the issuance by the Company of
$5,000,000  in  principal amount of 12% Notes convertible at any time prior to maturity on January
9, 1996, into approximately 1,081,081 shares of the Company's Class A Common Stock at a conversion
price of $4.625 per share.   The conversion price is required to be reduced to the average closing price  of  the  Class  A  Common  Stock for the five trading days after public announcement by the
Company  of  second  quarter  earnings  for  fiscal  1996,  but not to less than $4.00 per share.
Concurrently,  the  Company  agreed to issue up to an additional $5 million in principal amount of
12%  Notes (the "Additional 12% Notes") upon terms and conditions agreed to by BDA and the Company at  any  time on or before January 9, 1998.  The Indenture relating to the notes provides that the conversion  price  of  the  Additional 12% Notes shall be the closing price on the trading day (as defined in the Indenture) prior to the day the Company receives notice of exercise of the right to purchase the Additional 12% Notes. In the Schedule 13D, BDA claims that it is the beneficial owner of  the  shares  of Class A Common Stock issuable upon conversion of the Additional 12% Notes (the
"Additional  Shares").    The  Company  expresses  no  opinion  with  respect  to  this  position.

Includes  1,666,667 Additional Shares  assuming all of the Additional 12% Notes are issued and the conversion  price of the Additional 12% Notes is $3.00 per share.  Stephen H. Deckoff and James E.
Walker  III  each  is  an  officer,  director  and  50%  shareholder  of  BDA.

The  Company  and BDA have entered into a letter agreement which, subject to shareholder approval, establishes  the  conversion price of the 12% Notes at $4.00 per share, and the initial conversion price  of  the  Additional  12%  Notes at $3.00 per share. If the transactions are not approved by shareholders,  then  the  option to purchase the Additional 12% Notes shall be deemed to have been exercised  on  June  28,  1996,  at  a conversion price of $2-7/16 per share.  See "Description of
Securities."

(7)          Messrs.  Deckoff  and Walker and James J. Zenni are the only members of Black Diamond
Capital  Management  L.L.C.,  the  sole  general  partner  of  BDC  Partners  I,  L.P.

(8)     Heller Financial, Inc. is the owner of 12% Notes presently convertible into 648,649 shares of  Class  A  Common  Stock,  or  approximately  8.5%  of the Company's outstanding common stock.
However,  pursuant  to  the terms of the Indenture, if a holder of 12% Notes is subject to federal banking regulations with respect to the ownership of common stock, then the 12% Notes held by such holder  are  only convertible to such extent as would permit such holder to own at any one time no more  common  stock  of the Company than would constitute 4.9% of the outstanding capital stock of the Company.  Such restrictions do not apply to any transferee of the holder if such transferee is not  subject  to such federal banking regulations and such transfer would not otherwise cause such holder  to  be  otherwise in violation of federal banking regulations.  Heller Financial, Inc. has advised  the  Company  that  it  is  subject to such federal banking regulations and, accordingly, presently  may  exercise  the  12%  Notes  only  to  the  extent  shown  in  the  table.

- -10-

     To the knowledge of the Company, none of the Selling Security Holders have held any office, position or other mat-er-ial relationship with the Company, its prede-cessors or affil-iates during the past three years, except that Howard K. Phillips was a director of the Company from 1990 to April 1996.
 In addition, the purchase agreement relating to the 12% Notes provides that, so long as certain persons own at least 50% of the 12% Notes, two designated individuals shall have the right to attend meetings of the Board of Directors of the Company as observers and, if requested by one of the 12% Noteholders, the Board of Directors shall appoint, to the extent permitted by law, one of such individuals to the Board of Directors and, in any subsequent election, shall nominate such appointee for a seat on the Board of Directors. If either individual is unable or unwilling to serve, then the specified 12% Note holder may appoint a successor reasonably acceptable to the Company.

     Each Selling Security Holder has represented that the Notes, Placement Warrants, Note Purchase Option and underlying shares of Class A Common Stock were acquired for investment and with no present intention of distribut-ing or reselling such securities. However, in recognition of the fact that hold-ers of restricted securities may wish to be legally permitted to sell such securities when they deem appropriate, the Company has filed with the Commission under the Securities Act a Form S-3 registration statement of which this Pro-spectus forms a part with respect to the resale of the shares issuable upon conversion of the Notes or upon exercise of the Placement
Warrants from time to time in the over-the-counter market or in privately negotiated transactions and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until all such shares have been sold pursuant thereto or until such shares are no longer, by reason of Rule 144 under the Securi-ties Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Security Holders.

     Certain of the Selling Security Holders, their associates and affiliates may from time to time be customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of busi-ness.

                   PLAN OF DISTRIBUTION

     The shares of Class A Common Stock issuable upon conversion of the Notes and exercise of the Placement Warrants will be referred to herein as the "Securities." The sale of the Securities by the Selling Security Holders may be effected from time to time (i) in transactions in the over-the--counter market, in negotiated transactions, through the writing of options on the Securities, or through a com-bination of such meth-ods of sale, and (ii) at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security -Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of dis-counts, concessions, or commis-sions from the Selling Security Holders and/or the purchasers of the Securities for which such broker-dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particu-lar broker-dealer may be in excess of customary compensa-tion). Selling Security Holders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act if the requirements for the availability of such Rules have been satisfied.

     The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" with-in the meaning of 2(11) of the Securities Act, and any commissions received by them and profit on any re-sale of the Securities as principal might be deemed to be underwrit-ing discounts and commissions under the Securities Act. The Com-pany has agreed to indemnify the Selling Security Holders and any securities broker-dealers who may be deemed to be underwriters against certain liabili-ties, including liabilities under the Securities Act as underwriters or other-wise.

     The Company has advised the Selling Security Holders that they and any secu-rities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Security Holder that in the event of a "distribution" of its Securities, such Selling Security Holder, any "affiliated purchasers," and any broker-dealer or other person who partic-ipates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until its participation in that distribution is completed. A "distribu-tion" is defined in Rule

- -11-

10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading trans-ac-tions by the magnitude of the offering and the presence of special selling efforts and selling methods." The Company has also advised the Selling Secur-ity Holders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Securities in connection with this offering.

     Rule 10b-6 makes it unlawful for any person who is participat-ing in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the Securities, then participating broker-dealers will be obligated to cease market making activities nine business days prior to their participation in the offer and sale of the Securities and may not recommence market making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected.

              DESCRIPTION OF SECURITIES

COMMON  STOCK

     The Company is authorized to issue 17,750,000 shares of Class A Common Stock, $.01 par value, and 2,250,000 shares of Class B Common Stock, $.01 par value. As of June 30, 1996, 5,640,379 shares of Class A Common Stock and 1,311,000 shares of Class B Common Stock were issued and outstanding.

     Holders of Class A Common Stock and Class B Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor.

     Holders of Class A Common Stock have one vote for each share held of record and holders of the Class B Common Stock have three votes for each share held of record on all matters to be voted on by the shareholders. The Class A Common Stock and Class B Common Stock do not have cumulative voting rights and vote as one class on all matters requiring shareholder approval. Therefore, the holders of the Class B Common Stock representing a majority of voting rights may elect all of the directors of the Company and authorize certain corporate transactions without the concurrence of the public shareholders.

     Holders of Class A Common Stock and Class B Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution. Shares of Class A Common Stock and Class B Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Class A Common Stock and Class B Common Stock are fully paid and nonassessable. The Class B Common Stock may be converted into Class A Common Stock on a share for share basis at the option of the holder thereof, and shall automatically be converted in the event of its sale or transfer or upon death of the holder. Excluded, however, from the automatic conversion are transfers of the Class B Common Stock for estate planning purposes to or for the benefit of the original holder or members of his immediate family; provided, that the original holder retains both voting and investment power over the stock so transferred. However, upon death of the original holder after such type of transfer, the Class B Common Stock so transferred shall automatically be converted into Class A Common Stock.

7%  NOTES  AND  PLACEMENT  WARRANTS

     In March 1993, the Company sold in a non-public offering $3,000,000 in principal amount of 7% Convertible Subordinated Notes (the "7% Notes") due March 1, 1998. The 7% Notes are convertible by the holders thereof any time prior to maturity into the Class A Common Stock at a conversion price of $3.42 per share.

     In connection with this private placement, the Company issued warrants for the purchase of 117,500 shares of its Class A Common Stock to D.H. Blair & Co., Inc. (the "Placement Warrants"). The Placement Warrants are exercisable at any time on or before March 15, 1998, at an exercise price of $3.50 per share. The Placement Warrants contain anti-dilution and other provisions similar to those of the Warrants described above.

- -12-

12%  NOTES

     Original  Terms

     On January 9, 1996, the Company sold in a non-public offering $5,000,000 in principal amount of 12% Convertible Senior Subordinated Notes due January 9, 2001 (the "12% Notes") pursuant to a purchase agreement of the same date. Interest is payable monthly and the 12% Notes are convertible, in whole or in part and at any time and from time to time prior to maturity, into shares of the Company's Class A Common Stock, par value $.01 per share, at a conversion price of $4.625 per share, subject to the terms of an indenture, also dated January 9, 1996, between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Indenture"). On or about June 28, 1996, certain of the parties to the transaction entered into a letter agreement modifying the terms of the purchase agreement and Indenture. The modified terms will not become effective unless shareholders approve the transactions.

              The business of the Company is capital intensive. It requires additional funds not only to purchase Contracts from the Dealer Network, but also to establish and maintain the additional administrative services required to support expanding operations. Pursuant to the purchase agreement and Indenture, the Company received $5,000,000 in convertible debt financing in January 1996 with the possibility of an additional $5,000,000 in convertible debt financing at a later date. In June 1996, the Company agreed to amend the purchase agreement and Indenture for the primary purpose of fixing the conversion rates of the 12% Notes and any Additional 12% Notes which may be issued. As discussed herein, the amendment, if approved by shareholders, will have the effect of reducing the maximum number of shares of Class A Common Stock issuable upon conversion of all of these 12 % Notes from 3,301,282 to 2,916,667 shares. See "The June 28, 1996 Amendment."

     Pursuant to the Indenture, the conversion price is adjusted under various circumstances, including share splits and combinations and stock dividends. In addition, the conversion price is required to be reduced if the Company issues rights or warrants to substantially all holders of its common stock entitling them to subscribe for or purchase shares of such common stock (or securities convertible into or exchangeable for common stock) at a price per share (or having a conversion or exchange price per share) less than the greater of (i) the then conversion price or (ii) the current market price. In such event, the conversion price is required to be adjusted by multiplying the then conversion price times a fraction. The numerator of the fraction is the number of shares of common stock outstanding at the close of business on the record date, plus the number of shares of common stock issuable if the price per share issued or issuable in the transaction had been at the then conversion price. The denominator of the fraction is the number of shares of common stock outstanding on the record date plus the number of additional shares of common stock issued or issuable in accordance with the terms of the transaction. No readjustment of the conversion price is required to be made if the securities issued in the transaction are never exercised or converted. At present, the Company has no intention of issuing rights or warrants to substantially all stockholders. Accordingly, it is unlikely this conversion price adjustment provision will become operative in the foreseeable future.

     In addition, the conversion price is required to be adjusted at the close of business on the fifth trading day after the Company publicly announces its second quarter earnings for fiscal 1996 to the lesser of the conversion price then in effect or the average closing price of the common stock for the five trading days after such public announcement, but not less than $4.00 per
share.    As of       July 30, 1996,        the closing price of the Company's
Class A Common Stock was $1-11/16 per share. It is anticipated that earnings for the second quarter of fiscal 1996 will be publicly announced on or before
August  14,  1996.        To summarize, the floor conversion price of the 12 %
Notes is $4.00 per share. The only circumstances which could result in a lower conversion price are (i) a stock split or transaction with similar effect or
(ii) in the event the Company should make a rights offering at a price below the greater of the then current market price of the Class A Common Stock or the then conversion price of the 12 % Notes. As stated above, the Company has
no  present intention of making a rights offering.       The only circumstance
in which the conversion price of the Notes (whether the initial conversion price or the conversion price as thereafter adjusted) is required to be increased is in the event of a share combination (i.e., a reverse stock split).

- -13-

     The parties to the Note purchase agreement are Black Diamond Advisors, Inc. ("Black Diamond"), BDC Partners I, L.P., Heller Financial, Inc., Guarantee Title & Trust Co., and Lisa W. Zenni (collectively the "Initial Purchasers"). See "Selling Security Holders" for additional information regarding beneficial ownership of the Notes and the underlying shares of Class A Common Stock. There is no relationship between the Company and any of the Noteholders other than as described herein. In addition, the purchase agreement provides that, so long as the Initial Purchasers, excluding Ms. Zenni, and affiliates and principals of Black Diamond own at least 50% of the Notes, two designated individuals (Jim Walker and Steve Deckoff, neither of whom have any other relationship with the Company) shall have the right to attend meetings of the Board of Directors of the Company as observers and, if requested by Black Diamond, the Board of Directors shall appoint, to the extent permitted by law, one of such individuals to the Board of Directors and, in any subsequent election, shall nominate such appointee for a seat on the Board of Directors. If either individual is unable or unwilling to serve, then Black Diamond may appoint a successor reasonably acceptable to the Company.

     On January 9, 1996, 5,667,279 shares of Class A Common Stock and 1,311,000 shares of Class B Common Stock were issued and outstanding, or an aggregate of 6,978,279 shares of common stock. On that date, the closing price of the Class A Common Stock was $4.625 per share. The 12% Notes are convertible at $4.625 per share into 1,081,081 shares of Class A Common Stock, or approximately 15.5% of the outstanding common stock on January 9, 1996. If the conversion price is reduced to $4.00 per share, the 12% Notes will be convertible into 1,250,000 shares of Class A Common Stock, or approximately 17.9% of the outstanding common stock as of that date. As discussed herein, agreement has been reached, subject to shareholder approval, to fix the conversion price of the 12% Notes at $4.00 per share.

     In addition, the purchase agreement provides that at any time on or before January 9, 1998, at the written request of Black Diamond, the Company will sell up to an additional $5,000,000 in principal amount of 12% Notes (the "Additional 12% Notes") upon terms and conditions agreed to by the Company and the such purchaser. If agreement is reached, holders of the Additional 12% Notes shall be entitled to all of the rights and benefits granted to the holders of the 12% Notes under the purchase agreement and Indenture. In the event the Company should grant a concession or consideration to any holder of an Additional Note, it is obligated to grant the same concession or condition to the holders of all 12% Notes and Additional 12% Notes.

     The Indenture provides that the conversion price of any Additional 12% Notes shall be equal to the closing price of the Class A Common Stock on the trading day prior to the day the Company receives notice of exercise of the right to purchase the Additional 12% Notes. The current market price per share of the Class A Common Stock on any date is deemed to be the average of the daily closing prices for 30 consecutive trading days commencing 45 trading days before the day in question. As discussed herein, agreement has been reached, subject to shareholder approval, to fix the conversion price of the Additional 12% Notes at $3.00 per share.


- -14-

     THE  JUNE  28,  1996,  AMENDMENT

     On or about June 28, 1996, the Company and Black Diamond entered into a letter agreement conditionally amending their rights and obligations with respect to the Purchase Agreement and Indenture dated January 9, 1996.
Subject to shareholder approval, Black Diamond and the Company agreed as follows:

     1. The conversion price of the $5,000,000 in principal amount of 12% Notes issued on or about January 9, 1996, shall be fixed at $4.00 per share.

     2. The initial conversion price for up to $5,000,000 in principal amount of any Additional 12% Notes which hereafter may be issued shall be $3.00 per share.

     3. The period of time during which Black Diamond may exercise the option shall be extended to the later of the date which is 24 months after the Company receives the requisite shareholder approval of the transactions or 24 months after the Company's registration statement relating to its shares of Class A Common Stock issuable upon conversion of the notes becomes effective. Presently, the expiration date of the option is January 9, 1998.

     If the shareholders do not ratify, confirm and approve the transactions, then (i) the option to purchase $5,000,000 in principal amount of Additional 12% Notes by Black Diamond or its designees shall be deemed to have been exercised on June 28, 1996, and the conversion price shall be $2 7/16 per share, the closing price of the Class A Common Stock on the preceding trading day, and (ii) the conversion price of the 12% Notes shall be determined as described herein. However, if Black Diamond fails to actually exercise the option to purchase the Additional 12% Notes within 15 days of the receipt of written notice of the disapproval by the shareholders, then the exercise of the option as of June 28, 1996, is deemed to have been revoked and the conversion price of any Additional 12% Notes which may be issued shall be determined as provided in the Indenture. The Company and Black Diamond agreed to diligently and in good faith seek shareholder approval of the transactions and to amend the notes, Purchase Agreement and Indenture to accomplish the intent of the letter agreement.

     As of June 30, 1996, 5,640,379 shares of Class A Common Stock and 1,311,000 shares of Class B Common Stock were issued and outstanding. If the transactions are approved by shareholders, if the option to purchase the Additional 12% Notes is exercised in full and if the entire $10,000,000 in principal amount of the notes is converted into Class A Common Stock, then the Company will be obligated to issue 2,916,667 shares of Class A Common Stock at an average exercise price of $3.43. Such shares, if they had been issued as of June 30, 1996, would have represented approximately 29.6% of the total number of shares of common stock outstanding and approximately 23.4% of the voting power of the common stock.

     If the transactions are not approved by shareholders, if Black Diamond or its designees timely exercise the option to purchase the Additional 12% Notes as of June 28, 1996, if the exercise price of the 12% Notes is reduced to $4.00 per share, and if the entire $10,000,000 in principal amount of notes is converted into Class A Common Stock, then the Company will be obligated to issue 3,301,282 shares of Class A Common Stock at an average exercise price of $3.03. Such shares, if they had been issued as of June 30, 1996, would have represented approximately 32.2% of the total number of shares of common stock outstanding and approximately 25.6% of the voting power of the common stock.

        The Company funds a substantial amount of the its capital requirements with debt financing. The advantage of debt financing is that it creates leverage which can result in increased profitability without dilution to shareholders. On the other hand, leverage also increases the risk of loss. The conversion feature of the 12 % Notes and any Additional 12 % Notes which may be issued was included to make these instruments marketable and to allow for reduction of the Company's leverage by conversion of the debt to equity. The closing price of the Class A Common Stock as of July 30, 1996, was $1-11/16. If the proposal is approved by shareholders, the conversion price of the 12 % Notes will be fixed at $4.00 per share and the conversion price of the Additional 12 % Notes, if any , will be fixed at $3.00 per share. If the proposal is not approved by shareholders, then, in all probability, the conversion price of the 12 % Notes will be reduced to $4.00 per share and the

- -15-
conversion price of the Additional 12% Notes will be $2-7/16 per share. Also, if the proposal is not approved by shareholders, then the option to purchase the Additional 12 % Notes shall be deemed to have been exercised, which will result in an additional $5,000,000 in debt financing for the Company. As of the date hereof, the Company does not require additional funds. Accordingly, the Board of Directors has determined that the terms of the transaction, initially and as proposed to be amended, are in the best interests of and fair to current unaffiliated shareholders.



     In the opinion of management, the foregoing describes the material terms and conditions relating to the Notes and the Additional 12% Notes, including the Indenture, purchase agreement and Registration Rights Agreement. These documents are exhibits to the Company's Forms 8-K as of January 9, 1996, and June 28, 1996, filed with the Securities and Exchange Commission. Full conversion of all 12% Notes and Additional 12% Notes would result in the Company saving $1,200,000 per year in interest expense ($10,000,000 in principal amount of Notes at the rate of 12% per annum). The effect of any such conversion upon per share earnings or loss is not determinable.

     The Nasdaq Stock Market has advised the Company that the issuance of the Notes and the Note Purchase Option is a single transaction which requires shareholder approval and that, if shareholder approval is not obtained, the Company's Class A Common Stock could be delisted from the Nasdaq National Market. While the Company does not agree with this position, management has determined that the Company should use all reasonable efforts to obtain shareholder approval. In the unlikely event shareholder approval is not obtained, then management will contest the position taken by the Nasdaq Stock Market, attempt to renegotiate the terms relating to the Notes and/or the Additional 12% Notes so as to remove the transaction from the purview of the Nasdaq Stock Market regulatory requirements, or take other action to avoid delisting of its Class A Common Stock. In the event of such delisting, it is expected that the Class A Common Stock thereafter would trade on the Nasdaq Small Cap Market.

PREFERRED  STOCK

     The Company is authorized to issue 5,000,000 shares of Preferred Stock, no par value. The Board of Directors has the power to issue preferred stock with rates of dividends, voting rights, redemption prices, liquidation premiums, conversion rights and requirements as to any sinking or purchase fund it may from time to time establish without a vote of the shareholders. There are no shares of Preferred Stock presently issued and outstanding and the Company currently has no intentions to issue Preferred Stock. If shares of Preferred Stock were issued with voting rights and/or other rights or preferences, such issuance could have the effect of deterring a change in control of the Company.

TRANSFER  AGENT  AND  WARRANT  AGENT

     American Stock Transfer & Trust Company serves as Transfer Agent for the Class A Common Stock of the Company. The address and telephone number of the Transfer Agent is 40 Wall Street, New York, New York 10005-1303, (212) 936-5100.

- -16-

                  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company has the power under the Colorado Corporation Code to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investiga-tive, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attor-neys' fees), judgments, fines and amounts paid in settlement actually and reasonably in-curred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable for negligence or misconduct in the perfor-mance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all cir-cumstances of the case, such person is fairly and reasonably entitled to indemnifica-tion. Such indemnifi-cation is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     The Articles of Incorporation and Bylaws of the Company generally require indemnification of officers and directors to the fullest extent allowed by law.

                                EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1994 and for the years then ended, included in the Annual Report on Form 10-KSB for the year ended December 31, 1995, as amended by Form 10-KSB/A dated April 26, 1996, and July 17, 1996 (the "Annual Report"), incorporated herein by reference, have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent public accountants, as set forth in their report thereon appearing in the Annual Report incorporated herein by reference. The financial statements incorporated by reference into this Prospectus have been so incorporated herein in reliance upon such report, given on the authority of said firm as experts in auditing and accounting.

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER-ING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITY HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUM-STANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE.

     ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURI-TIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -17-

                              TABLE OF CONTENTS


     Page

AVAILABLE  INFORMATION                          2
DOCUMENTS  INCORPORATED  BY  REFERENCE          2
THE  COMPANY                                    3
RISK  FACTORS                                   3
USE  OF  PROCEEDS                               8
DIVIDEND  POLICY                                8
SELLING  SECURITY  HOLDERS                      9
PLAN  OF  DISTRIBUTION                         11
DESCRIPTION  OF  SECURITIES                    12
     Common  Stock                             12
     7%  Notes  and  Placement  Warrants       12
12%  Notes                                     13
Preferred  Stock                               15
Transfer  Agent  and  Warrant  Agent           15
INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS  17
EXPERTS                                        17

- -18-

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item  14.    Other  Expenses  of  Issuance  and  Distribution.





Registration Fee - Securities and Exchange Commission          $ 3,047.41
Printing and Engraving*                                            500.00
Legal Fees and Disbursements*                                   10,000.00
Accounting Fees and Disbursements*                               1,500.00
Legal Fees and Expenses in Connection with Blue Sky Fil-ings*      500.00
Miscellaneous*                                                   1,452.59
                                                               ----------

     Total                                                     $17,000.00
                                                               ----------

______________________

*  Estimated.



Item  15.    Indemnification  of  Directors  and  Officers.

     The only statute, charter provision, bylaw, contract or other arrangement under which any director, officer or controlling person of Registrant is insured and/or indemnified in any manner as such is as follows:

     (a) Registrant has the power under the Colorado Corporation Code to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investiga-tive, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attor-neys' fees), judgments, fines and amounts paid in settlement actually and reasonably in-curred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Registrant but no indemnification shall be made if such person was adjudged to be liable for negligence or misconduct in the perfor-mance of his duty to Registrant unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all cir-cumstances of the case, such person is fairly and reasonably entitled to indemnifica-tion. Such indemnifi-cation is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of Registrant generally require indemnification of officers and directors to the fullest extent allowed by law.

Item  16.    Exhibits.

     The following exhibits are filed as part of this Registration State-ment:

     Exhibit
     Number

          3.1 Articles of Incorporation dated August 12, 1986, and Articles of Amendment dated July 2, 1990 and August 31, 1990 (1)

- -II-1-

          3.2                    Bylaws  (1)

          4.4               Form of Mergers and Acquisition Agreement with the
Underwriter  (1)

          4.5                    Form  of Certificate of Selling Shareholder**

          5.2 Opinion of Kutak Rock dated June 4, 1993, relating to the issuance of shares of the Registrant's Class A Common Stock upon conversion of the Registrant's 7% Subordinated Convertible Debentures (5)

          5.3            Opinion of Brega & Winters, P.C. (included in Exhibit
23.4  to  this  Registration  Statement)**

          10.1 Employment Agreement between the Registrant and Morris Ginsburg dated July 9, 1990 (1)

          10.2           Employment Agreement between the Registrant and Irwin
L.  Sandler  dated  July  9,  1990  (1)

          10.3 Lease with BCE Development Properties, Inc., dated December 23, 1988 (1)

          10.4              Key-man Insurance Policies on the lives of Messrs.
Ginsburg  and  Sandler  (1)

          10.5                   Form of Purchase Agreement (re:  Dealers) (1)

          10.6                 Agreement - Guaranty Bank and Trust Company (1)

          10.7                    Agreement  -  Central  Bank  of  Denver  (1)

          10.8             Agreement - First National Bank of Southeast Denver
(1)

          10.9                    Agreement  -  Arapahoe  Bank  and  Trust (1)

          10.9A                First Amendment to Arapahoe Bank/Monaco Finance
Agreement dated February 22, 1991, with Assignment of Savings Account and Security Agreement (2)

          10.10                    Agreement  -  Southwest  State  Bank  (1)

          10.11                    Agreement  -  Lakeside  National  Bank  (2)

          10.12                    Agreement  -  Western  Funding,  Inc.  (2)

          10.13                    Form  of  Agreement  -  First  Eagle  (2)

          10.14                    Form of Financing Agreement (re:  Floorplan
Financing)  (1)

          10.15                    Stock  Option  Plan  (1)

          10.16                   Single Interest Blanket Insurance Policy (1)

          10.17            Lease with Richard A. Boddicker dated September 24,
1990,  as  amended,  re:    South  Havana  Lot  (1)

          10.18 Financing Agreement, Promissory Note and Security Agreement re wholesale floorplan financing (1)

          10.19                    Lease  re:    Colorado  Springs  Lot  (3)

- -II-2-

          10.21                    Lease  re:    West  Colfax  Lot  (3)

          10.22 Financing Agreement with Citicorp Leasing, Inc., including three Amendments (4)

          10.23                    7%  Subordinated  Note  Agreement  (4)

          10.24            Consent of Independent Certified Public Accountants
(6)

          10.25 Sixth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated June 1, 1994 (7)

          10.26          Lease Agreement between the Registration and GSC Ltd.
Liability  Company,  a  related  party  owned  company  (7)

          10.27 Note Purchase Agreement for Senior Subordinated Notes to Rothschild North America, Inc. (9)

          10.28 Seventh Amendment to Financing Agreement with Citicorp Leasing, Inc. dated July 26, 1994 (8)

          10.29 Eighth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated September 7, 1994 (8)

          10.30 Ninth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated November 2, 1994 (8)

          10.31 Indenture Agreement related to private placement of $23,861,823 of 7.6% automobile receivables-backed notes (10)

          10.32 Form of Term Note issued by MF Receivables Corp. I related to private placement of $23,861,823 of 7.6% automobile receivables-backed notes (10)

          10.33 Tenth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated November 16, 1994 (11)

          10.34 Amended and Restated Lease re: Executive Offices at 370 17th Street, 50th Floor, Denver, Colorado 80202 with Brookfield Republic, Inc. (11)

          10.35 Amended and Restated Indenture Agreement dated as of May 1, 1995 related to private placement of $40 million aggregate principal amount of floating rate automobile receivables-backed warehouse notes (13)

          10.36 Form of Warehouse Note issued by MF Receivables Corp I related to private placement of $40 million aggregate principal amount of floating rate automobile receivables-backed warehouse notes (13)

          10.37 MBIA Forward Commitment to Issue related to private placement of $40 million aggregate principal amount of floating rate automobile receivables-backed warehouse notes (13)

          10.38 Purchase Agreement dated January 9, 1996, by and among Monaco Finance, Inc. and Black Diamond Advisors, Inc. and other purchasers relating to $5,000,000 in 12% Convertible Senior Subordinated Notes due 2001 (14)

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

          10.39 Indenture dated as of January 9, 1996, between Monaco Finance, Inc. and Norwest Bank of Minnesota, N.A., relating to 12% Convertible Senior Subordinated Notes due 2001 (14)

          10.40 Loan and Security Agreement dated as of January 16, 1996, between Registrant and LaSalle National Bank (14)

          10.41 Revolving Credit Note in the principal amount of $15 million or so much thereof as may be advanced, dated January 16, 1996, payable to the order of LaSalle National Bank by Registrant (14)

          10.42 Letter Agreement dated June 28, 1996, by and between Monaco Finance, Inc. and Black Diamond Advisors, Inc. (16)

          10.43 Letter Agreement dated July 3, 1996, by and between the Company and David M. Ickovic re director compensation (16)

          11             Statement re:  Computation of Earnings Per Share (15)

          23.1 Consent of Ehrhardt Keefe Steiner & Hottman P.C., independent certified public accountants for Registrant*

          23.3                    Consent  of  Kutak  Rock  (5)

          23.4                    Consent  of  Brega  &  Winters,  P.C.**

          24.1 Power of Attorney (included in Part II of the Registration Statement)



*          Filed  herewith.
**          Previously  filed.

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 and all Amendments thereto, as filed with the Securities and Exchange Commission, Registration No. 33-35843, and which was declared effective on December 11, 1990.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

(5) Incorporated by reference to the Registrant's Registration Statement on Form S-3 and all amendments thereto, as filed with the Securities and Exchange Commission, Registration No. 33-63954, and which was declared effective on November 8, 1993.

(6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993.

(7) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994.


- -II-4-

(8) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994.

(9)      Incorporated by reference to the Registrant's Form 8-K dated November
3,  1994.

(10) Incorporated by reference to the Registrant's Form 8-K dated November 18, 1994.

(11) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(12) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated May 18, 1995.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 9, 1996.

       (15) Incorporated by reference to the Registrant's Annual Report on form 10-KSB for the year ended December 31, 1995 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

(16) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 1996.

Item  17.    Undertakings.

     The  undersigned  Registrant  hereby  undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration State-ment:

i.      to include any prospectus required by   10(a)(3) of the Securities Act
of  1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the Registration State-ment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a funda-mental change in the infor-mation set forth in the Registra-tion Statement;

iii. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such infor-mation in the Regis-tration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     3. To remove from registration by means of a post-effective amend-ment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the


- -II-5-
registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Secu-ri-ties Act of 1933 may be permitted to directors, officers and controlling per-sons of the Registrant pursuant to the foregoing provi-sions, or other-wise, the Registrant has been advised that in the opin-ion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unen-forceable. In the event that a claim for indemni-fi-cation against such liabilities (other than the payment by the Registrant of expenses in-curred or paid by a director, officer or controlling person of the Registrant in the successful defense of any ac-tion, suit or proceeding) is asserted by a director, officer or controll-ing person in connection with the securities being registered, the Regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question of whether such indemnification by it is against public policy as ex-pressed in the Act and shall be governed by the final adjudication of such issue.



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

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Regis-trant certifies that it has reasonable grounds to believe it meets all of the re-quire-ments for filing on Form S-3 and has duly caused this Amendment No. 2 to Registra-tion Statement to be signed on its behalf by the undersigned, thereunto duly autho-rized, in the City of Denver, State of Colorado, on the 17th day of July, 1996.

MONACO  FINANCE,  INC.


By:              /s/  Morris  Ginsburg
                 ---------------------
     Morris  Ginsburg,  President


                          GENERAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below, hereby authorizes, constitutes and appoints Morris Ginsburg and Irwin
L. Sandler, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement for the registration under the Securities Act of 1933, as amended, of securities of Monaco Finance, Inc. and any and all pre-effective and post-effective amendments to this Registration Statement, together with any and all exhibits thereto and other documents required to be filed with respect hereto and thereto and to file the same with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Regis-tration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      Signature     Title     Date
  /s/  Morris Ginsburg     President, Chief Executive Officer and     August
1,  1996
Morris  Ginsburg          Director
  /s/ Irwin L. Sandler     Executive Vice President, Secretary/Treasurer
August  1,  1996
Irwin  L.  Sandler          and  Director
  /s/  Craig  L. Caukin     Executive Vice President, Director     August 1,
1996
Craig  L.  Caukin
 /s/ Michael H. Feinstein     Senior Vice President and Principal Financial
   August  1,  1996
Michael  H.  Feinstein          and  Accounting  Officer
          Director          August  1,  1996
Brian  M.  O'Meara

          Director          August  1,  1996
David  M.  Ickovic



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

                               EXHIBIT INDEX

Exhibit
Number          Document

          3.1 Articles of Incorporation dated August 12, 1986, and Articles of Amendment dated July 2, 1990 and August 31, 1990 (1)

          3.2                    Bylaws  (1)

          4.4               Form of Mergers and Acquisition Agreement with the
Underwriter  (1)

          4.5                    Form  of Certificate of Selling Shareholder**

          5.2 Opinion of Kutak Rock dated June 4, 1993, relating to the issuance of shares of the Registrant's Class A Common Stock upon conversion of the Registrant's 7% Subordinated Convertible Debentures (5)

          5.3            Opinion of Brega & Winters, P.C. (included in Exhibit
23.4  to  this  Registration  Statement)**

          10.1 Employment Agreement between the Registrant and Morris Ginsburg dated July 9, 1990 (1)

          10.2           Employment Agreement between the Registrant and Irwin
L.  Sandler  dated  July  9,  1990  (1)

          10.3 Lease with BCE Development Properties, Inc., dated December 23, 1988 (1)

          10.4              Key-man Insurance Policies on the lives of Messrs.
Ginsburg  and  Sandler  (1)

          10.5                   Form of Purchase Agreement (re:  Dealers) (1)

          10.6                 Agreement - Guaranty Bank and Trust Company (1)

          10.7                    Agreement  -  Central  Bank  of  Denver  (1)

          10.8             Agreement - First National Bank of Southeast Denver
(1)

          10.9                    Agreement  -  Arapahoe  Bank  and  Trust (1)

          10.9A      First Amendment to Arapahoe Bank/Monaco Finance Agreement
dated February 22, 1991, with Assignment of Savings Account and Security Agreement (2)

          10.10          Agreement  -  Southwest  State  Bank  (1)

          10.11          Agreement  -  Lakeside  National  Bank  (2)

          10.12          Agreement  -  Western  Funding,  Inc.  (2)

          10.13          Form  of  Agreement  -  First  Eagle  (2)

          10.14     Form of Financing Agreement (re:  Floorplan Financing) (1)

          10.15          Stock  Option  Plan  (1)

          10.16          Single  Interest  Blanket  Insurance  Policy  (1)


- -II-8-

          10.17      Lease with Richard A. Boddicker dated September 24, 1990,
as  amended,  re:    South  Havana  Lot  (1)

          10.18 Financing Agreement, Promissory Note and Security Agreement re wholesale floorplan financing (1)

          10.19          Lease  re:    Colorado  Springs  Lot  (3)

          10.21          Lease  re:    West  Colfax  Lot  (3)

          10.22 Financing Agreement with Citicorp Leasing, Inc., including three Amendments (4)

          10.23          7%  Subordinated  Note  Agreement  (4)

          10.24        Consent of Independent Certified Public Accountants (6)

          10.25 Sixth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated June 1, 1994 (7)

          10.26          Lease Agreement between the Registration and GSC Ltd.
Liability  Company,  a  related  party  owned  company  (7)

          10.27 Note Purchase Agreement for Senior Subordinated Notes to Rothschild North America, Inc. (9)

          10.28 Seventh Amendment to Financing Agreement with Citicorp Leasing, Inc. dated July 26, 1994 (8)

          10.29 Eighth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated September 7, 1994 (8)

          10.30 Ninth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated November 2, 1994 (8)

          10.31 Indenture Agreement related to private placement of $23,861,823 of 7.6% automobile receivables-backed notes (10)

          10.32 Form of Term Note issued by MF Receivables Corp. I related to private placement of $23,861,823 of 7.6% automobile receivables-backed notes (10)

          10.33 Tenth Amendment to Financing Agreement with Citicorp Leasing, Inc. dated November 16, 1994 (11)

          10.34 Amended and Restated Lease re: Executive Offices at 370 17th Street, 50th Floor, Denver, Colorado 80202 with Brookfield Republic, Inc.
(11)

          10.35 Amended and Restated Indenture Agreement dated as of May 1, 1995 related to private placement of $40 million aggregate principal amount of floating rate automobile receivables-backed warehouse notes (13)

          10.36 Form of Warehouse Note issued by MF Receivables Corp I related to private placement of $40 million aggregate principal amount of floating rate automobile receivables-backed warehouse notes (13)

          10.37 MBIA Forward Commitment to Issue related to private placement of $40 million aggregate principal amount of floating rate automobile receivables-backed warehouse notes (13)

          10.38 Purchase Agreement dated January 9, 1996, by and among Monaco Finance, Inc. and Black Diamond Advisors, Inc. and other purchasers relating to $5,000,000 in 12% Convertible Senior Subordinated Notes due 2001
(14)

          10.39 Indenture dated as of January 9, 1996, between Monaco Finance, Inc. and Norwest Bank of Minnesota, N.A., relating to 12% Convertible Senior Subordinated Notes due 2001 (14)


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

          10.40 Loan and Security Agreement dated as of January 16, 1996, between Registrant and LaSalle National Bank (14)

          10.41 Revolving Credit Note in the principal amount of $15 million or so much thereof as may be advanced, dated January 16, 1996, payable to the order of LaSalle National Bank by Registrant (14)

          10.42 Letter Agreement dated June 28, 1996, by and between Monaco Finance, Inc. and Black Diamond Advisors, Inc. (16)

          10.43 Letter Agreement dated July 3, 1996, by and between the Company and David M. Ickovic re director compensation (16)

          11             Statement re:  Computation of Earnings Per Share (15)

          23.1 Consent of Ehrhardt Keefe Steiner & Hottman P.C., independent certified public accountants for Registrant*

          23.3                    Consent  of  Kutak  Rock  (5)

          23.4                    Consent  of  Brega  &  Winters,  P.C.**

          24.1 Power of Attorney (included in Part II of the Registration Statement)



*          Filed  herewith.
**          Previously  filed.


(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 and all Amendments thereto, as filed with the Securities and Exchange Commission, Registration No. 33-35843, and which was declared effective on December 11, 1990.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

(5) Incorporated by reference to the Registrant's Registration Statement on Form S-3 and all amendments thereto, as filed with the Securities and Exchange Commission, Registration No. 33-63954, and which was declared effective on November 8, 1993.

(6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993.

(7) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994.


- -II-10-

(8) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994.

(9)      Incorporated by reference to the Registrant's Form 8-K dated November
3,  1994.

(10) Incorporated by reference to the Registrant's Form 8-K dated November 18, 1994.

(11) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(12) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated May 18, 1995.



(14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 9, 1996.

       (15) Incorporated by reference to the Registrant's Annual Report on form 10-KSB for the year ended December 31, 1995 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

(16) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 1996.


****************************************************************************
*******
                                   APPENDIX

On the Prospectus cover there is a red herring running vertically on the left-hand side of the page. It reads as follows:

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

****************************************************************************

- -II-11-
exhibit  number  23.1








                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



Board  of  Directors
Monaco  Finance,  Inc.
370  17th  Street,  Suite  5060
Denver,  Colorado  80202


We hereby consent to the incorporation by reference of our report on Monaco Finance, Inc. (the "Company") dated March 12, 1996, into the Company's Registration Statement on Form S-3, as amended, and to all references to our firm in such Registration Statement.


                                     /s/ Ehrhardt Keefe Steiner & Hottman PC
                                           Ehrhardt Keefe Steiner & Hottman PC



July  16,  1996
Denver,  Colorado


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